Exhibit 10.01

GUARANTEE

February 7, 2006

To induce Banc One Insurance Holdings, Inc. (“BOIH”), CBD Holdings Ltd. (“CBD” and together with BOIC, “Sellers”) and JPMorgan Chase & Co. (“Parent”) to enter into the Stock Purchase Agreement, dated as of February 7, 2006 (as it may after the date hereof be amended, supplemented or otherwise modified from time to time, the “Agreement”), with Protective Life Insurance Company (together with its permitted assigns under the Agreement, “Buyer”), a wholly owned subsidiary of Protective Life Corporation (“Guarantor”):

1.             Guarantor, a corporation duly organized under the Laws of Delaware, hereby unconditionally, irrevocably and absolutely guarantees to Sellers and Parent the due and punctual performance and discharge of all of Buyer’s obligations under the Agreement, the Ancillary Documents and the transactions contemplated thereby, existing on the date hereof or hereafter of any kind or nature whatsoever, including the due and punctual payment of the Closing Date Purchase Price and the Final Adjustment Payment (collectively, the “Obligations”). This Guarantee is a guarantee of timely payment and performance of the Obligations by Guarantor as primary obligor and not merely of collection.

2.             Guarantor hereby agrees that this Guarantee is a continuing guarantee and that the Obligations shall be unconditional, irrespective of the validity, regularity or enforceability of the obligations of Buyer, the absence of any action to enforce the same, any waiver or consent by Sellers or Parent with respect to any provisions thereof, the rendering of any judgment against Buyer or any action to enforce the same, any circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety or any other matter that would release a guarantor. Sellers and Parent shall not be obligated to file any claim in the event that Buyer becomes subject to a bankruptcy, insolvency, reorganization, rehabilitation or other similar proceeding, and the failure by Sellers or Parent so to file shall not affect the Obligations. Guarantor hereby waives diligence, presentment, demand of payment (except as provided in paragraph (1)), any defense arising by reason of disability, bankruptcy, insolvency or rehabilitation of Buyer, any right to require a proceeding against Buyer, protest or notice with respect to the obligations of Buyer or the amounts payable by Buyer hereunder and all demands whatsoever, and covenants that this Guarantee shall not be discharged except by complete payment of the obligations of Buyer. The grant of time or other indulgence to Buyer shall in no manner release Guarantor from the Obligations. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment made by Buyer to Sellers or Parent is rescinded or must otherwise be restored or returned by Sellers or Parent upon the insolvency, bankruptcy or reorganization of Buyer, all as though such payment had not been made.

3.             Guarantor hereby represents and warrants that Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own its assets and carry on its business as currently conducted; Guarantor has the requisite corporate power and authority to enter into this Guarantee; the execution and delivery by Guarantor of this Guarantee have been duly authorized by all necessary corporate action on the part of Guarantor; this Guarantee has been duly executed and delivered by Guarantor and constitutes a valid and binding obligation of Guarantor, and is enforceable against Guarantor in accordance with its terms, subject to (a) applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) general equitable principles (regardless of whether considered in a proceeding of law or in equity); neither the execution and delivery of this Guarantee, nor the performance of the Obligations by Guarantor, will, with or without the giving of notice or the lapse of time or both, (x) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of Guarantor, (y) violate any Law applicable to Guarantor on the date hereof or (z) violate any material contract to which Guarantor is a party, except in the case of clauses (x) and (y) to the extent that any such violation would not reasonably be expected to prevent or materially delay the performance of the Obligations by Guarantor; the execution and delivery of this Guarantee by Guarantor does not, and the performance of the Obligations by Guarantor will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity.

4.             Payment of amounts hereunder shall be made promptly on demand in writing to an account or accounts designated by Sellers or Parent, as the case may be.

5.             This Guarantee shall be binding on Guarantor and its successors, transferees and assigns.

6.             The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by law.

7.             Guarantor shall reimburse Sellers and Parent on demand for all costs, expenses and charges (including without limitation fees and charges of legal counsel for Sellers and Parent and costs allocated by their internal legal department) incurred by Sellers and Parent in connection with the enforcement of this Guarantee. The obligations of Guarantor under this paragraph 7 shall survive the termination of this Guarantee.

8.             THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OR RULES OF CONFLICTS OF LAWS OF SUCH STATE.

9.             Guarantor agrees that irreparable damage would occur in the event that any of the provisions of this Guarantee were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Sellers and Parent shall be entitled to enforce specifically such terms and provisions in any court of the United States or any state court which in either case is located in the City of New York (any such federal or state court, a “New York Court”), in addition to any other remedy to which they are entitled at law or in equity. In addition, Guarantor (a) consents to submit itself to the personal jurisdiction of any New York Court in the event any dispute arises out of this Guarantee and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such New York Court.

10.           This Guarantee may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of Guarantor, Sellers and Parent or, in the case of a waiver, by the parties waiving compliance. No delay on the part of Sellers or Buyer in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Sellers or Parent of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.           Capitalized terms used herein that are not otherwise defined herein are used as defined in the Agreement.

PROTECTIVE LIFE CORPORATION

By:	/s/ John D. Johns
	Name:	John D. Johns
	Title:	Chairman, Chief Executive Officer and President